MPM Holdings Inc.
May __, 2016
[NAME]

Re: Option Adjustment
Dear [NAME]:
I am pleased to inform you that the Board of Directors of MPM Holdings Inc. (the “Company”) has determined to reduce the exercise price and performance thresholds of your stock options outstanding as of the date hereof (your “Options”) under the Company’s Management Equity Plan (the “Plan”). Specifically, effective as of the date of this letter, each applicable Nonqualified Stock Option Grant Certificate governing your Options under the Plan (each a “Grant Certificate”) is hereby amended to reflect a reduced exercise price of $10.25 per share, which the Company’s Board of Directors has determined represents the current per-share Fair Market Value (as defined in the Plan) of the Company’s common stock. Further the Tranche A Performance Threshold and Tranche B Performance Threshold (each as defined in the applicable Grant Certificate) are hereby reduced to $20 and $25, respectively.
The adjustments to your Options described above shall take effect immediately and do not require any further action on your part. Except as set forth herein, all other terms and conditions of your Options shall remain unchanged and in full force and effect.
Thank you for your continued hard work and dedication to the Company’s success.
Sincerely,